EXHIBIT 99.2

Qumu 2Q14 Conference Call
July 30, 2014, 4:30 PM ET
Chairpersons: Sherman Black/Jim Stewart

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Qumu Corporation Q2 2014 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Wednesday, July 30, 2014.

I would now like to turn the conference over to Doug Sherk of EVC Group. Please go ahead, Mr. Sherk.

Doug Sherk

Thank you, Operator, and good afternoon everyone. After the close of the market today, Qumu issued its second quarter 2014 financial results news release. The release is available on the Company’s corporate website at www.qumu.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Qumu’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Qumu website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

And now, I’d like to turn the call over to Sherman Black, President and CEO of Qumu.

Sherman Black

•	Good afternoon. Thank you for joining us for our conference call to discuss our second quarter performance. With me today is Jim Stewart, our Chief Financial Officer.

•	Our second quarter results demonstrate that Qumu is maintaining our leadership position in enterprise video.

•	We began to see the top-line potential of the Qumu software business during the second quarter. We had the highest software revenues than in any quarter in the company’s history.

•	At $8.4 million, second quarter software revenue was up 74% as compared to the second quarter of 2013 and up 114% sequentially as compared to the first quarter.

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We are still in the early adoption stage for video in the enterprise. But, we see the market continuing to grow and demand continuing to rise as evidenced by the 117% year over year growth in our contracted software commitments.

•	There were a number of milestones achieved during the second quarter aside from our record revenue.

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We completed the sale of the Rimage disc publishing business on July 1. The completion of this transaction provides Qumu with approximately $19 to $20 million in net cash after post closing adjustments, taxes and the return of the $2.3 million escrow in 2015. The sale has allowed our team to be totally focused on the significant market opportunity we have in enterprise video.

•	We generated strong growth in our software contracted commitments and have increased this metric’s expected growth rate for the full year to more than 50%.

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We recognized the first revenues from our largest software contract ever…a multi-year video as a service contract with a major technology company that we announced in March. In order to recognize this revenue, we had to hit certain deployment milestones, which our team did.

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During the quarter, we continued to add new customers to our already impressive list including one of the largest financial institutions in the world, and we also recognized our first revenue in Japan, validating our investments in product localization and global deployment.

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Our opportunity to be the global leader in enterprise video remains very clear and achievable. We’ve made significant investments in technology, in sales and in marketing initiatives around the world and now we have a significant pipeline in Europe, Asia as well as the Americas.

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We believe all enterprises will adopt video just as they have adopted other fundamental communications technologies over the last couple of decades. As a result, we believe that the total market opportunity can exceed one billion dollars annually. We are well positioned to capitalize on this opportunity. Qumu offers the best enterprise video solutions and industry analysts continue to validate our leadership position. All four major independent research organizations have evaluated our solutions as best in class. Our platform is differentiated around video delivery, mobility, content management, enterprise integrations, and flexible deployment in the cloud, on-premise or a hybrid.

Summary

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In summary, our record results for contract commitments, revenue and backlog for the first half of 2014 are a result of our differentiated platform and the growing demand for our best in class enterprise video content management solutions.

•	The sale of the disc publishing business provides a significant amount of cash for growth. Equally important, the entire team is now focused on the tremendous growth opportunity in enterprise video.

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And today, we are reiterating our guidance for annual software revenue growth of at least 30% over 2013 as well as raising our guidance for annual software contracted commitments to greater than 50% growth compared to 2013.

•	With that, I’ll turn the call over to Jim.

Jim Stewart

•

Thanks, Sherman. As a result of our July 1, 2014 closing on the sale of the Rimage disc publishing business, the results from this business have been classified as discontinued operations for the second quarter and full year 2014 in accordance with GAAP. In addition, prior year financial results have been revised to report disc publishing as a discontinued operation as well.

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The revenue reported in our consolidated P&L now reflects the revenue from our ongoing software business. The operating expenses include all of the costs for the ongoing software business, some of which were previously absorbed by the disc publishing business which is now reported as a discontinued operation.

•	With these changes, the operating loss in our consolidated P&L now reflects the standalone financial results of the ongoing software business.

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The disc publishing financial results are reflected in one line item as net income from discontinued operations reported below the net loss from continuing operations line on the Company’s consolidated statement of operations.

•	Now I would like to discuss the second quarter and first half 2014 Software business revenue, gross margin and operating expenses in more detail.

Software Business

•	Enterprise video content management software revenues were $8.4 million in the recent second quarter, compared with $4.8 million a year ago.

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The main driver of this second quarter revenue increase was the backlog roll in of $4.8 million dollars from contracts signed in previous quarters. In addition to the revenue recognized from backlog, we also recognized $3.6 million of revenue from contracted commitments that were made in the second quarter.

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Second quarter software contracted commitments were $7.4 million compared to $3.4 million last year. Driving this increase was a larger number of deals and strong bookings in the Americas across a number of vertical markets – including financial services, technology and general industrial markets.

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Year to date, through June 30, 2014 software contracted commitments were $21.6 million, up 177% from last year. Consistent with the second quarter, the year to date performance was driven by strength in the Americas.

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Backlog of software contracted commitments ended the second quarter at $26.0 million, down slightly from the first quarter level of $27 million, as we recognized more revenue in the second quarter compared to the second quarter contracted commitments.

•	We expect to recognize more than $4.5 million from the second quarter backlog in our third quarter 2014 revenue.

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As discussed in previous quarters, software revenue will vary quarter to quarter based on the type of contract Qumu enters into with each customer. Perpetual contracts generally result in revenue recognized closer to the contract commitment date while term-based contracts result in most of the revenue recognized ratably over the period of the contract.

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In the second quarter, we saw a shift back to more perpetual contracts as part of our sales mix compared to Q4, 2013 and Q1 2014. Our recurring contracted commitments were 50% of total in the second quarter vs. greater than 70% in the prior two quarters. We expect that the 2nd half mix of recurring contracted commitments will be closer to the 50% that we saw in the second quarter.

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Moving down the income statement, software gross margin in the second quarter was 50% compared to 70% in the second quarter last year, but up from 35% in the first quarter. The software gross margin was down from last year due to less perpetual revenue in our sales mix and a greater proportion of lower margin hardware revenue as part of the deal mix, as well as increased service costs to support the Company’s growth. The primary driver of the sequential improvement was the higher revenue reported in the quarter and an improved sales mix of higher margin perpetual revenue.

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Overall, gross margins fluctuate quarter to quarter based on the type of revenue we are able to recognize. Specifically, the more perpetual and term license revenue we can recognize the better our margins will be. In addition, our margins are impacted by the amount of hardware and 3rd party products that are included as part of our deal mix. In large scale deployments like we have had over the last few quarters, we have had to recognize a larger proportion of the lower margin revenue up front while the better margin term license will get recognized ratably over the term of the contract. Given this dynamic, you should expect our gross margins to gradually improve over time as the term revenue becomes a bigger part of our overall sales mix and we gain scale from growing the business.

•	Second quarter Software operating expenses were $9.8 million, an increase of $2.4 million compared to the $7.4 million level of operating expenses in last year’s second quarter.

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The primary driver of the increase in second quarter operating expenses compared to last year was an increase in sales and marketing costs that resulted from adding headcount and increased spending on marketing programs.

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As already stated, these operating expenses now include all the costs for the ongoing software business some of which were previously being absorbed by the disc publishing business which is now reported as a discontinued operation. The additional cost that is now being absorbed by the software business from disc publishing was approximately $600 thousand in the second quarter, 2014.

The second quarter 2014 operating loss for our software business was $5.7 million compared to a loss of $4.0 million in last year’s second quarter.

•	In terms of our year-to-date results,

•	Software revenues were $12.3 million, up 34% from last year.

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Gross margin was 45% for the first half of 2014 versus 65% last year with the decline mostly due to our deal mix of less perpetual license revenue, a higher proportion of lower margin hardware revenue recognized and increased service costs to support our growth.

•	June year to date operating expenses were $18.5 million compared to $15.4 million in the same period last year.

•	For the first 6 months of 2014 the operating loss for the software business was $13.0 million compared to a loss of $9.5 million in the first 6 months of 2013.

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Now turning to the results of the discontinued operations. The net income from discontinued operations was $2.2 million in the second quarter and $5.5 million June year to date. This includes approximately $1.0 million of transaction expenses in the quarter and $1.2 million of transaction expenses year to date.

Cash

•	Turning to our cash position …

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Cash and marketable securities totaled $40 million at June 30, 2014. This June 30 amount did not include approximately $17.5 million of net cash received from the sale of the Rimage disc publishing business, subsequent to the end of the second quarter.

•	Cash and marketable securities was $46.5 million at March 31, 2014.

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The main drivers of the $6.5 million second quarter cash usage compared to the first quarter was the $3.4 million consolidated net loss in the quarter which included $1.0 million of transaction expenses and an increase in working capital investment – primarily an increase in receivables due to the rapid growth of the Company’s software revenues.

•	Capital expenditures were approximately $300 thousand in the second quarter.

•	We did not buy back any shares of Qumu stock during the second quarter. The Company has approximately 778,000 shares remaining on its repurchase authorization.

•	The Company expects to end the third quarter of 2014 with cash and marketable securities of between 50 and 53 million dollars.

3Q 2014 Guidance

•	Our results and strong contracts performance in the first half of 2014 provide us with additional proof points for the growth opportunity in our enterprise video content management software business.

•	For 2014, we are raising our guidance for software contracted commitments to greater than 50% growth compared to 2013 from our prior guidance of growth in the range of 40 to 50 percent.

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Further, we continue to anticipate growth in our software revenues of at least 30% over 2013, recognizing that as we have previously disclosed, software revenue will vary quarter to quarter based on the type of contract Qumu enters into with each customer.

•	That concludes our formal remarks. Now Sherman and I would be happy to answer any questions. Operator, could you please open up the line for Q&A?

Sherman: Following the Q&A

•	Thank you operator.

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Before we sign off today, we’d like you be aware of the monthly “How Business Does Video” program produced by our marketing team. The information included in this video production includes a summary of news programs on how corporations and organizations are adopting enterprise video and related trends in the market place.

•	If you’d like to receive it, let Doug Sherk at EVC Group know and we’ll get you added to the distribution.

•	Thank you for joining us today.

•	Jim and I are available to answer any additional questions you might have.

•	We look forward to updating you on our next quarterly conference call in October.